Exhibit 99.1

Shareholders of Energy XXI and EPL Approve Share Issuance and Merger

HOUSTON, TEXAS, May 30, 2014 — Energy XXI (Bermuda) Limited (“Energy XXI”) (NASDAQ: EXXI) (AIM: EXXI) and EPL Oil & Gas, Inc. (“EPL”) (NYSE: EPL) jointly announced today that the shareholders of Energy XXI and stockholders of EPL have approved the proposed merger contemplated by the Agreement and Plan of Merger, dated as of March 12, 2014 (as amended, the “Merger Agreement”), by and among Energy XXI, EPL, Energy XXI Gulf Coast, Inc. (“Gulf Coast”), an indirect wholly owned subsidiary of Energy XXI, and Clyde Merger Sub, Inc., a wholly owned subsidiary of Gulf Coast (“Merger Sub”). If the proposed merger is completed, Merger Sub would merge with and into EPL, with the result that EPL would become an indirect wholly owned subsidiary of EXXI.

A special meeting of Energy XXI shareholders was held on May 30, 2014, to approve the issuance of shares of Energy XXI common stock to EPL stockholders as consideration for the merger and to elect Scott A. Griffiths to serve as a Class II director on the Energy XXI board of directors. Approximately 74% of the shares outstanding as of the record date on April 21, 2014, and 97% of the shares that were voted approved the issuance of Energy XXI common stock in connection with the merger. Approximately 74% of the shares outstanding as of the record date and 97% of the shares that were voted approved the election of Scott A. Griffiths to serve as Class II director on the Energy XXI board of directors. Mr. Griffiths currently serves on the EPL board of directors.

A special meeting of EPL stockholders was also held on May 30, 2014, to approve the Merger Agreement. Approximately 83% of the shares outstanding as of the record date of April 21, 2014, and 99% of the shares that were voted approved the Merger Agreement. EPL stockholders also approved, by non-binding advisory vote, specified compensation arrangements that may be paid or become payable to EPL’s named executive officers in connection with consummation of the merger by a vote of approximately 70% of the shares outstanding as of the record date and 83% of the shares that were voted.

The approvals by the Energy XXI shareholders and EPL stockholders described above satisfy two of the conditions required to finalize the merger. The consummation of the merger is still subject to certain other customary closing conditions. Subject to the satisfaction of all such conditions, the parties currently expect to complete the merger on or about June 3, 2014.

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SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements concerning the proposed transaction, its financial and business impact, management's beliefs and objectives with respect thereto, and management's current expectations for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur, what impact they will have on the results of operations and financial condition of Energy XXI, EPL or of the combined company. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction, the timing of consummation of the proposed transaction, the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated, the ability of Energy XXI to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the SEC by Energy XXI and EPL from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements included in this press release are made only as of the date hereof. Neither Energy XXI nor EPL undertakes any obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company's properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Cantor Fitzgerald Europe is Energy XXI’s listing broker in the United Kingdom. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

About EPL

Founded in 1998, EPL is an independent oil and natural gas exploration and production company headquartered in Houston, Texas with an office in New Orleans, Louisiana. The Company's operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

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Enquiries of EXXI

Energy XXI Stewart Lawrence Vice President, Investor Relations and Communications 713-351-3006 slawrence@energyxxi.com	Cantor Fitzgerald Europe Nominated Adviser: David Porter, Rick Thompson Corporate Broking: Richard Redmayne Tel: +44 (0) 20 7894 7000

Greg Smith Director, Investor Relations 713-351-3149 gsmith@energyxxi.com	Pelham Bell Pottinger James Henderson jhenderson@pelhambellpottinger.co.uk Mark Antelme mantelme@pelhambellpottinger.co.uk +44 (0) 20 7861 3232

Enquiries of EPL

EPL T.J. Thom Executive Vice President, Chief Financial Officer tthom@eplweb.com	Ward Deborah Buks 713-869-0707 dbuks@wardcc.com

Brunswick Group Mark Palmer 214-254-3790 mpalmer@brunswickgroup.com	Molly LeCronier 713-869-0707 mlecronier@wardcc.com

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